Exhibit A



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                           STOCK PURCHASE AGREEMENT

                         dated as of November 20, 1996

                                 by and among

                          ANDREWS GROUP INCORPORATED,

                               ISAAC PERLMUTTER,

                            ISAAC PERLMUTTER, T.A.

                                      and

                                   ZIB INC.











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                                     TABLE OF CONTENTS

                                                                       Page

ARTICLE I        DEFINITIONS...........................................  1

      1.1        Defined Terms.........................................  1
      1.2        Other Definitional Provisions.........................  3

ARTICLE II       SALE AND PURCHASE OF THE SHARES.......................  3

      2.1        Purchase and Sale of the Shares.......................  3
      2.2        Consideration.........................................  3
      2.3        Closing...............................................  3
      2.4        Deliveries by the Stockholders........................  4
      2.5        Deliveries by Purchaser...............................  4

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS....  4

      3.1        Right to Sell Shares; Approvals; Binding Effect.......  4
      3.2        Title to Shares.......................................  5
      3.3        SEC Documents and Other Reports.......................  5
      3.4        Brokers...............................................  5
      3.5        Promissory Note

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF PURCHASER...........   6

      4.1        Organization..........................................  6
      4.2        Authority; Enforceability.............................  6
      4.3        Brokers...............................................  7

ARTICLE V        COVENANTS.............................................  7

      5.1        Reasonable Best Efforts...............................  7
      5.2        No Public Announcement; Confidentiality...............  7
      5.3        No Disposition of Shares; No Liens....................  8
      5.4        Agreement Relating to Rights Under Stockholders'
                 Agreement.............................................  8
      5.5        Expenses..............................................  8
      5.6        Additional Payment......................................8
      5.7        Further Assurances....................................  8

ARTICLE VI       CONDITIONS TO THE CLOSING.............................  8

      6.1        Conditions to the Obligations of Each Party...........  9
      6.2        Additional Conditions to the Obligations of Purchaser.  9
      6.3        Additional Conditions to the Obligations of the
                 Stockholders.......................................... 10


ARTICLE VII      TERMINATION........................................... 10

      7.1        Termination........................................... 10
      7.2        Effect of Termination................................. 11

ARTICLE VIII     INDEMNIFICATION BY STOCKHOLDERS....................... 11

      8.1        Indemnification With Respect to Representations and
                 Warranties............................................ 11
      8.2        Indemnification With Respect to Formation and Con-
                 tribution Agreement................................... 11

ARTICLE IX       MISCELLANEOUS......................................... 11

      9.1        Survival of Representations and Warranties............ 11
      9.2        Notices............................................... 12
      9.3        Interpretation........................................ 12
      9.4        No Third Party Beneficiaries.......................... 13
      9.5        Amendment............................................. 13
      9.6        Extension; Waiver..................................... 13
      9.7        Specific Performance.................................. 13
      9.8        Entire Agreement...................................... 13
      9.9        Successors and Assigns................................ 14
      9.10       Governing Law......................................... 14
      9.11       Counterparts.......................................... 14




                                 STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT, dated as of November 20, 1996, by and among ANDREWS GROUP INCORPORATED, a Delaware corporation ("Purchaser"), ISAAC PERLMUTTER, an individual ("Perlmutter"), ISAAC PERLMUTTER T.A., a Florida Trust ("Trust"), and ZIB INC., a Delaware corporation ("Zib" and together with Perlmutter and Trust, the "Stockholders").

         WHEREAS, the Stockholders are the record and beneficial owners of 9,506,000 shares (the "Shares") of Class A common stock, par value $.01 per share (the "Class A Common Stock"), of Toy Biz, Inc., a Delaware corporation (the "Company"); and

         WHEREAS, the Stockholders desire to sell to Purchaser, and Purchaser desires to purchase from the Stockholders, the Shares on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, intending to be legally bound thereby, the parties hereto agree as follows:


                                 ARTICLE I

                                DEFINITIONS

         1.1 Defined Terms. For purposes of this Agreement (including the schedules hereto), the terms defined in this Agreement shall have the respective meanings specified in the Preamble hereof, and in addition, the following terms shall have the following meanings:

                 "Agreement": this Stock Purchase Agreement, as amended, modified or supplemented from time to time.

                 "business day": any day other than a Saturday or Sunday on which banks in New York are required to be open for the conduct of business.

                 "Cash Component": the $133,084,000 cash portion of the Purchase Price, as set forth in Section 2.2.

                 "Closing": the Closing of the sale of the Shares, as set forth in Section 2.3.

                 "Closing Date": the date of the Closing, as set forth in
      Section 2.3.

                 "Damages": any and all losses, liabilities, damages, costs and expenses.

                 "Exchange Act": the Securities Exchange Act of 1934, as amended.

                 "Formation and Contribution Agreement": the Formation and Contribution Agreement, dated as of March 19, 1993, among Zib (formerly known as Toy Biz, Inc.), Perlmutter, the Trust, Marvel, Avi Arad, and the Company (formerly known as Toy Biz Acquisition, Inc.).

                 "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

                 "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity
      (including, without limitation, a court) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                 "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever and any restriction on the Shares pursuant to a voting, stockholders or similar agreement or any other restriction on the Shares of any kind, other than those imposed by applicable securities laws.

                 "Marvel": Marvel Entertainment Group, Inc., a Delaware corporation.

                 "person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                 "Promissory Note": the note from Purchaser in the principal amount of $27,844,171, in the form attached hereto as Exhibit A, with blanks appropriately completed, representing partial payment of the Purchase Price, as set forth in Section 2.2.

                 "Purchase Price": the $160,928,171 payable for the Shares, consisting of the Cash Component and the Promissory Note, as set forth in Section 2.2.

                 "SEC":  the Securities and Exchange Commission.

                 "SEC Documents": any documents required to be filed by the Company with the SEC since February 1995, as set forth in Section 3.3.

                 "Securities Act":  the Securities Act of 1933, as amended.

                 "Stockholders' Agreement": the Stockholders' Agreement, dated as of March 2, 1995, by and among Avi Arad, Perlmutter, the Trust, Marvel, the Company, and Zib.

                 "Voting Trust Agreement": the Voting Trust Agreement, dated as of March 2, 1995, by and among Marvel, Perlmutter and the Company.


         1.2 Other Definitional Provisions. (a) The words "hereof," "herein" and "hereunder" and other words of similar import when used in this Agreement shall refer to this Agreement and the Exhibits, Schedules and the Disclosure Schedule as a whole and not to any particular part or subdivision thereof, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

         (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms, and the words of any gender shall include each other gender where appropriate.


                                 ARTICLE II

                      SALE AND PURCHASE OF THE SHARES

         2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.3 hereof), the Stockholders shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from the Stockholders, all of the Shares free and clear of any and all Liens.

         2.2 Consideration. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Shares, Purchaser shall pay to the Stockholders the Purchase Price.

         2.3 Closing. The transactions contemplated herein shall be consummated at the Closing. The Closing will take place at such time and date specified by the parties hereto (the "Closing Date"), subject in to the satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022.

         2.4 Deliveries by the Stockholders. At the Closing, the
Stockholders will deliver or cause to be delivered (unless previously delivered) to Purchaser, the following:

                  (a) A stock certificate or stock certificates represent-ing the Shares accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer, and any other documents that are necessary to transfer to Purchaser good and valid title to the Shares free and clear of all Liens, with all necessary transfer tax stamps affixed or accompanied by evidence that all stock transfer taxes have been paid.

                  (b) All other documents, instruments and writings required to be delivered by the Stockholders at the Closing.

         2.5 Deliveries by Purchaser. At the Closing, Purchaser will deliver or cause to be delivered (unless previously delivered) to the Stockholders, the following:

                  (a) (i) the Cash Component, in immediately available funds by wire transfer to an account designated by the Stockholders to Purchaser at least two business days prior to the Closing, and (ii) the Promissory Note, duly executed by Purchaser and dated the date of the Closing.

                  (b) All other documents, instruments and writings required to be delivered by Purchaser at the Closing.


                                ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         The Stockholders hereby represent and warrant to Purchaser as follows:

         3.1 Right to Sell Shares; Approvals; Binding Effect. The Stockholders have the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to sell to Purchaser the Shares. This Agreement has been duly executed and delivered by the Stockholders and constitutes a valid and binding obligation of the Stockholders, enforceable against them in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally, and (ii) as such enforceability may be limited by general principles of equity, regardless of whether asserted in a proceeding in equity or law.

         3.2 Title to Shares. The Stockholders have good, valid and marketable title to the Shares, free and clear of all Liens. At the Closing, the Stockholders will transfer to Purchaser and Purchaser will acquire from the Stockholders good, valid and marketable title to the Shares, free and clear of all Liens.

         3.3 SEC Documents and Other Reports. To the actual knowledge of the Stockholders: (i) the Company has filed all of the SEC Documents; (ii) as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this subsection 3.3 (ii) shall not apply to any information relating to Marvel, Marvel Studios or any of Marvel's affiliates (other than the Company); (iii) the consolidated financial statements of the Company included in the SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied throughout the period involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiary as of the dates or for the periods indicated therein, subject, in the case of the unaudited statements, to normal year-end adjustments (which are not, individually or in the aggregate, material) and the absence of footnote disclosure; and
(iv) since February 1995, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements.

                 3.4 Brokers. No person is or will be entitled to any broker's, finder's, investment banker's, financial advisor's or similar fee from the Stockholders in connection with this Agreement or the transactions contemplated hereby or thereby.

         3.5 Promissory Note. (a) The Stockholders understand that the Promissory Note has not been registered under the Securities Act, and that there is no existing public market for the Promissory Note and that there can be no assurance that the Stockholders will be able to sell or dispose of the Promissory Note.

         (b) The Stockholders are "accredited investors" (as defined in Rule 501 of Regulation D under the Securities Act) purchasing for their own accounts and are acquiring the Promissory Note for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act and they have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of their investment in the Promissory Note, including a complete loss of their investment, or the Stockholders have been advised by a representative possessing such knowledge and experi-ence.

         (c) The Stockholders have had the opportunity to ask questions of and receive answers from Purchaser concerning the terms and conditions of the Promissory Note and other related matters. The Stockholders further acknowledge that Purchaser has made available to the Stockholders or their representatives all documents and information relating to an investment in the Promissory Note requested by or on behalf of the Stockholders.


                                 ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to the Stockholders as follows:

         4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

         4.2 Authority; Enforceability. Purchaser has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Purchaser and no other proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding agreement of Purchaser, enforceable against it in accordance with its terms, except
(i) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally, and (ii) as such enforceability may be limited by general principles of equity, regardless of whether asserted in a proceeding in equity or law.

         4.3 Brokers. No person is or will be entitled to any broker's, finder's, investment banker's, financial advisor's or similar fee from Purchaser in connection with this Agreement or the transactions contemplated hereby or thereby.


                                 ARTICLE V

                                 COVENANTS

         5.1 Reasonable Best Efforts. (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Authority, and
(ii) causing the satisfaction of all conditions to the Closing.

         (b) Each party shall promptly consult with the others with respect to, provide any necessary information that is not subject to legal privilege with respect to, and provide the others (or their counsel) copies of, all filings made by such party with any Governmental Authority or any other information supplied by such party to a Governmental Authority in connection with this Agreement and the transactions contemplated by this Agreement. Each party hereto shall promptly inform the others of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If any party receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request.

         5.2 No Public Announcement; Confidentiality. None of the parties hereto shall make any public announcement concerning this Agreement or the transactions contemplated hereby without the prior approval of the other parties, which approval shall not be unreasonably withheld, except as such announcement may be required by law or the rules and regulations of a stock exchange, in which case the party required to make the announcement shall use all reasonable efforts to provide the other parties with reasonable time under the circumstances to comment on such announcement in advance of such announcement.

         5.3 No Disposition of Shares; No Liens. The Stockholders shall not, until and including the earlier of the Closing and the termination of this Agreement pursuant to Section 7.1, sell, assign, transfer, or otherwise dispose of or convey the Shares, or permit the Shares to become subject to any Lien.

         5.4 Agreement Relating to Rights Under Stockholders' Agreement. Until and including the earlier of the Closing and the termination of this Agreement pursuant to Section 7.1 hereof, without the consent of Purchaser, the Stockholders shall not grant any consent under Section 3.2 of the Stockholders' Agreement.

         5.5 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         5.6 Additional Payment. If, within one year after the Closing, either (x) Purchaser and its affiliates shall sell or otherwise transfer for value (including by way of merger) all or substantially all of the shares of capital stock which are then beneficially owned by Purchaser and its affiliates of the Company, Marvel or any affiliate of Purchaser which has succeeded to the business of the Company or (y) the Company or any such successor shall dispose of all or substantially all of its assets (other than, in the case of either (x) or (y), pursuant to an order of a court of competent jurisdiction or as a consequence of the exercise of creditors' remedies), Purchaser shall thereupon pay to Stockholders an amount equal to the product of (i) the Shares and (ii) the excess, if any, of (x) the price per share for Class A Common Stock paid by Purchaser or any of its affiliates to the stockholders of the Company other than the Stockholders and Avi Arad in connection with the acquisition of the Company described in
Section 6.2(c) over (y) the Purchase Price divided by the number of Shares.

         5.7 Further Assurances. From time to time after the Closing, without additional consideration, each party shall execute and deliver such further instruments and take such other action as may be necessary to make effective the transactions contemplated by this Agreement.



                                 ARTICLE VI

                         CONDITIONS TO THE CLOSING

         6.1 Conditions to the Obligations of Each Party. The respective obligations of each party to effect the Closing are subject to the fulfillment at or prior to the Closing Date of each of the following conditions precedent:

                 (a) No Injunction or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding by any Governmental Authority seeking any of the foregoing be pending. There shall not be in effect any statute, rule, regulation or order of any court, governmental or regulatory body which prohibits or makes illegal the transactions contemplated by this Agreement.

                 (b) Consulting Agreement. A consulting agreement between the Company and Perlmutter shall have been duly authorized, executed and delivered by the Company and executed and delivered by Perlmutter.

                 (c) Performance Bonus Agreement. A performance bonus agreement between the Company and the Stockholders, providing for the opportunity for the Stockholders to receive a bonus payment based upon the future performance of the Company, shall have been duly authorized, executed and delivered by the Company and executed and delivered by the Stockholders.

         6.2 Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser are also subject to fulfillment (or waiver by Purchaser) at or prior to the Closing Date of each of the following conditions precedent:

                 (a) Representations and Warranties. The representations and warranties of the Stockholders contained in Article III of this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent that they expressly refer to an earlier time, in which case they shall be true and correct as of such time.

                 (b) Performance of Covenants. The Stockholders shall have duly performed and complied in all respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

                 (c) Marvel--Toy Biz Agreement. Marvel, an affiliate thereof, or an affiliate of Purchaser shall have entered into an agreement with the Company pursuant to which it would acquire the Company and all conditions to closing thereunder shall have been satisfied.

                 (d) Voting Trust Agreement. The Voting Trust Agreement shall have terminated.

                 (e) Entertainment Change of Control. There shall not have been an "Entertainment Change of Control", as defined in the Stockholders' Agreement.

                 6.3 Additional Conditions to the Obligations of the Stockholders. The obligations of the Stockholders are also subject to fulfillment (or waiver by the Stockholders) at or prior to the Closing Date of each of the following conditions precedent:

                 (a) Representations and Warranties. The representations and warranties of Purchaser contained in Article IV of this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent they expressly refer to an earlier time, in which case they shall be true and correct as of such time.

                 (b) Performance of Covenants. Purchaser shall have duly performed and complied in all respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.



                                ARTICLE VII

                                TERMINATION

                 7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                 (a) by mutual agreement of the Stockholders and Purchaser;

                 (b) by Purchaser, on the one hand, or the Stockholders, on the other hand, upon notice given to the other or others if the Closing shall not have taken place on or before June 30, 1997; provided that the failure of the Closing to occur on or before such date is not the result of the breach of the covenants, agreements, representations or warranties hereunder of the party seeking such termination; or

                 (c) by Purchaser, on the one hand, or the Stockholders on the other hand, upon notice given to the other if any Governmental Authority of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

         7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1 hereof, the obligations of the parties hereto shall terminate, except that the provisions of Sections 5.5 and 7.2 hereof shall survive and no party shall be relieved of any liability for any breach of any provision contained in this Agreement.


                                       ARTICLE VIII

                              INDEMNIFICATION BY STOCKHOLDERS

         8.1 Indemnification With Respect to Representations and Warranties. The Stockholders shall indemnify, defend and hold harmless Purchaser against any Damages relating to, arising out of or resulting from any breach of any representation, warranty, covenant or agreement made by the Stockholders in this Agreement or any document delivered pursuant hereto, provided, however, that the maximum amount of Damages the Stockholders shall be liable for relating to a breach of the representations contained in Section 3.3 shall be equal to the Purchase Price.

         8.2 Indemnification With Respect to Formation and Contribution Agreement. The Stockholders reaffirm their indemnification obligations under Section 8.05 of the Formation and Contribution Agreement, and, in particular, reaffirm their obligation to indemnify, defend and hold harmless Purchaser against any Damages relating to, arising out of or resulting from the actions entitled G.D.L. Management Inc. v. Toy Biz, Inc., No. 601000/95 (N.Y. Sup. Ct., filed December 28, 1995) and McDarren
v. Marvel, No. 94 Civ. 0910 (S.D.N.Y., filed February 14, 1994).


                                 ARTICLE IX

                               MISCELLANEOUS

         9.1 Survival of Representations and Warranties. The representations and warranties made by the parties in this Agreement shall survive the Closing, and the covenants shall survive the Closing to the extent that by their terms they are to be performed thereafter.

         9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or transmitted by facsimile or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 if to Purchaser, to:

                 Andrews Group Incorporated
                 3200 Windy Hill Road
                 Atlanta, Georgia 30339
                 Attention:  General Counsel
                 Telecopy:  770-563-9610

                 with a copy to:

                 MacAndrews & Forbes Holdings Inc.
                 35 East 62nd Street
                 New York, New York 10021
                 Attention:  Barry F. Schwartz, Esq.
                 Telecopy:  212-572-5056

                 with an additional copy to:

                 Skadden, Arps, Slate, Meagher & Flom LLP
                 919 Third Avenue
                 New York, New York 10022
                 Attention:  Alan C. Myers, Esq.
                 Telecopy:  212-735-2000

                 if to Perlmutter, the Trust or Zib, to:

                 2000 South Ocean Blvd.
                 Suite 409S
                 Palm Beach, FL 33480
                 Telecopy:  407-585-3349

                 with a copy to:

                 Battle Fowler LLP
                 Park Avenue Tower
                 75 East 55th Street
                 New York, New York 10022
                 Attention:  Martin L. Edelman, Esq.
                 Telecopy:  212-856-9150

         9.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.4 No Third Party Beneficiaries. Nothing herein express or implied shall confer upon any person other than the parties hereto any rights, benefits or remedies of any nature or kind under or by reason of this Agreement.

         9.5 Amendment. This Agreement may be amended by the parties hereto, but may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

         9.6 Extension; Waiver. At any time prior to the Closing Date or the termination of this Agreement pursuant to Section 7.1, any party hereto which is entitled to the benefits hereof may (a) extend the time for the performance of any of the obligations or other acts of the other parties,
(b) waive any inaccuracy in the representations and warranties of the other parties contained herein or in any schedule hereto or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements of the other parties hereto or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed and delivered on behalf of such party.

         9.7 Specific Performance. The parties hereto acknowledge that any failure on the part of any of them to comply with the terms of this Agreement shall cause the other parties hereto immediate and irreparable harm that cannot be adequately compensated by the remedies at law, and that in the event of such breach or violation, or threatened breach or violation, the other parties hereto shall have such provisions of this Agreement specifically enforced by preliminary and permanent injunctive relief without having to prove the inadequacy of the available remedies at law or any actual damages and without posting bond or other security. Any remedy sought or obtained by a party hereto shall not be considered either exclusive or a waiver of the rights of a party hereto or any other person to assert any other remedies they have in law or equity. In any proceeding upon a motion for any such injunctive relief, the ability of a party to answer in damages shall not be a bar, or be interposed as a defense, to the granting of such injunctive relief.

         9.8 Entire Agreement. This Agreement, including the schedules, exhibits, documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between or among the parties with respect to the subject matter hereof.

         9.9 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, this Agreement shall not be assignable by any party hereto (other than by operation of law) without the prior written consent of the other parties hereto; provided, that Purchaser may assign its rights and obligations hereunder to any of its subsidiaries.

         9.10 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York.

         9.11 Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which for all purposes shall be deemed to be an original and all of which shall, taken together, constitute the same Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be executed by their duly authorized officers or representatives, all as of the date first written above.


                                    ANDREWS GROUP INCORPORATED


                                    By: /s/ Glenn P. Dickes
                                       Name:  Glenn P. Dickes
                                       Title: Senior Vice President


                                     /s/ Issac Perlmutter
                                     ISAAC PERLMUTTER



                                    ISAAC PERLMUTTER T.A.


                                    By: /s/ Issac Perlmutter
                                       Name:  Issac Perlmutter
                                       Title:


                                    ZIB INC.



                                    By: /s/ Issac Perlmutter
                                       Name:  Issac Perlmutter
                                       Title:




Exhibit A - Form of Promissory Note


                              PROMISSORY NOTE


$27,844,171                                         ____________, 1996
                                                    New York, New York


         Andrews Group Incorporated, a Delaware corporation (the
"Company"), for value received, hereby promises to pay to the Holders, as hereinafter defined, the principal sum of $27,844,171. This Note shall bear interest on the unpaid principal balance outstanding at a rate per annum equal to ___%.(1) The principal amount of this Note shall be payable in full on , 2001.(2) Interest shall be payable on March 31, June 30, September 30 and December 31 of each year, commencing on the first such date after the date of this Note. Payment of the principal of and interest on this Note will be made to the Holders by wire transfer in same day or next day funds to the account set forth on Annex I hereto, or to such other account as may be designated in writing by the Holders not less than 30 days prior to payment, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. This Note may be pre-paid by the Company at any time without penalty or premium at an amount equal to the unpaid principal thereof plus accrued interest to the date of pre-payment.

                       _________________________

         THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE MAY NOT BE REOFFERED, SOLD ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

         This Note is subject to the following additional terms and conditions:

--------
(1)   To be equal to five-year treasury bill rate at the time of issuance.
(2) To be the first business day after the fifth anniversary of the date of this Note.



                                 ARTICLE 1

                                DEFINITIONS

         As used in this Note, the following terms, where used with an initial capital letter, have the following meanings:

1.1 Company. The "Company" means Andrews Group Incorporated, a Delaware corporation, and will also include its successors and assigns.

1.2   Control.    "Control" shall have the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and any successor regulation thereto.

1.3 Event of Default. "Event of Default" shall have the meaning set forth in Section 2.1.

1.4 Holders. "Holders" means Isaac Perlmutter, Isaac Perlmutter T.A. and Zib Inc., a Delaware corporation.

1.5 Person. "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

1.6 Stock Purchase Agreement. "Stock Purchase Agreement" means the Stock Purchase Agreement, dated as of November 20, 1996, as amended from time to time, by and among the Company and the Holders.

1.7 Toy Biz. "Toy Biz" Means Toy Biz, Inc., A Delaware corporation, and shall also include its successors and assigns.


                                 ARTICLE 2

                                  DEFAULT

         2.1 Events of Default. Any one or more of the following events, if they occur and are continuing, will be deemed to be Events of Default under this Note, without notice, except as expressly provided below:

      (a) default in the payment in full of any installment of interest on this Note as and when the same becomes due and payable;

      (b) default in the payment in full of the principal of this Note as and when the same becomes due and payable at maturity, by declaration or otherwise;

      (c) the Company or its affiliates no longer Controls, directly or indirectly, Toy Biz, Inc. or the Company disposes of all or substantially all of its common stock of Toy Biz, Inc. other than to an affiliate;

      (d) the net worth of the Company, without taking into account this Note and a similar note issued to Avi Arad, computed in accordance with generally accepted accounting principles, shall be less than $100,000,000;

      (e) the Company, within 50 days after the end of each of its first three fiscal quarters, shall fail to deliver to the Holders its Quarterly Report on Form 10-Q, or, in the event that the Company is no longer required to file periodic reports with the Securities and Exchange Commission ("SEC"), shall fail within such 50-day period to deliver to the Holders unaudited consolidated financial statements prepared in accordance with Regulation S-X;

      (f) the Company, within 105 days after the end of its fiscal year, shall fail to deliver to the Holders its Annual Report on Form 10-K, or, in the event that the Company is no longer required to file periodic reports with the SEC, shall fail within such 105-day period to deliver to the Holders audited consolidated financial statements prepared in accordance with Regulation S-X;

      (g) entry by a court having jurisdiction of a decree or order for relief concerning the Company in an involuntary case under any ap-plicable bankruptcy, insolvency, reorganization, or other similar law, or appointment of a receiver, liquidator, trustee, assignee, custodian, sequestrator (or other similar official) of the Company or of its property, or ordering of the winding up or liquidation of its affairs; or

      (h) institution by the Company of a voluntary case under any applicable bankruptcy, insolvency, reorganization, or other similar law, or consent by the Company to the entry of an order for relief in an involuntary case under such law, or consent of the Company to the appointment of or taking possession by a receiver, liquidator, trustee, assignee, custodian, sequestrator (or other similar official) of the Company or of its property, or making by the Company of an assignment for the benefit of creditors, or admission in writ-ing by the Company of its inability to pay its debts generally as they become due, or taking by the Company or any corporate action furthering any of the above purposes.

      A default under clause (a), (c), (d), (e) or (f) shall not be an Event of Default until the Holders notify the Company in writing of such default and the Company does not cure such default within, in the case of clause(a), 15 days, or in the case of clauses (c), (d), (e) or (f), 30 days, after such notice.

         2.2 Rights on Default. If a default described in clause (a), (c),
(d), (e) or (f) of Section 2.1 above occurs and has continued for 15 days, in the case of clause (a), or 30 days, in the case of clauses (c), (d), (e) and (f), in each case following written notice by the Holders of such default to the Company, the Holders may declare the principal of this Note, together with any accrued and unpaid interest, to be due and payable immediately. Upon any such declaration, such principal and interest will become due and payable immediately, anything contained in this Note notwithstanding. If an Event of Default described in paragraph (e) or (f) occurs, the principal of this Note, together with any accrued and unpaid interest, if not already due, shall automatically become immediately due and payable, without any declaration, presentment, demand, protest or other requirement of any kind, all of which are hereby expressly waived by the Company. The Holders may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such accelera-tion. No such rescission shall affect any subsequent default or impair any right consequent thereto. Any delay or omission by the Holders in exercis-ing any right or remedy arising upon an Event of Default shall not impair such right or remedy or constitute a waiver of or an acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law. Upon and following any acceleration of the principal and interest of this Note pursuant to this Section 2.2, any unpaid principal and accrued interest on this Note shall bear interest at a rate equal to the rate stated in the second sentence of this Note plus 3%.

         2.3 Waiver of Past Defaults. The Holders may waive an existing default and its consequences by notice to the Company. When a default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent rights.

         2.4 Enforcement. If the Holders declare the principal of this Note, together with all accrued and unpaid interest on this Note, due and payable immediately, the Holders may proceed to protect and enforce their rights by an action at law, suit in equity, or other appropriate proceeding.


                                 ARTICLE 3

                               MISCELLANEOUS

         3.1 Restriction on Transfer. This Note is transferrable, in whole but not in part, subject to compliance with applicable securities laws.

         3.2 Immunity. This Note is solely a corporate obligation of the Company, and no personal liability whatever shall attach to, or is or will be incurred by, the shareholders, officers or directors, as such, of the Company or any of its successors, because of the creation of the indebtedness under this Note, or under or by reason of the obligations, covenants or agreements contained in or implied from this Note. This Sec-tion 3.2 is not intended to modify or otherwise affect the common law and statutory rights and obligations of shareholders, directors and officers of the Company as of the date hereof.

         3.3 Notices. All notices, request, demands and payments of principal and interest given to or made under this Note will, except as otherwise specified in this Note, be in writing and will be effective upon the earlier of (a) receipt or (b) the fifth day following the date such notice was mailed properly addressed, first class, registered or certified mail, return receipt requested, postage prepaid, to the other party at the following addresses (which may be changed at any time by notice under this Section 3.3):

The Company:            Andrews Group Incorporated
                        3200 Windy Hill Road
                        Atlanta, Georgia 30339
                        Attention:  General Counsel
                        Telecopy:  770-563-9610

with a copy to:         MacAndrews & Forbes Holdings Inc.
                        35 East 62nd Street
                        New York, New York 10021
                        Attention:  Barry F. Schwartz, Esq.
                        Telecopy:  212-572-5056

with an additional
  copy to:              Skadden, Arps, Slate, Meagher &
                              Flom LLP
                        919 Third Avenue
                        New York, New York 10022
                        Attention:  Alan C. Myers, Esq.
                        Telecopy:  212-735-2000

The Holders:            2000 South Ocean Blvd.
                        Suite 409S
                        Palm Beach, FL 33480
                        Telecopy:  407-585-3349

with a copy to:         Battle Fowler LLP
                        Park Avenue Tower
                        75 East 55th Street
                        New York, New York 10022
                        Attention:  Martin L. Edelman, Esq.
                        Telecopy:  212-856-9150

         3.4 Headings. The headings in this Note are inserted for convenience only and will not affect the meaning or interpretation of all or any part of this Note.

         3.5 Representations and Warranties of the Holders. The Holders, by accepting this Note, represent and warrant that:

            (a) The Holders understand that this Note has not been regis-tered under the Securities Act of 1933, as amended (the "Securities Act"), and that there is no existing public market for this Note and that there can be no assurance that the Holders will be able to sell or dispose of this Note.

            (b) The Holders are "accredited investors" (as defined in Rule 501 of Regulation D under the Securities Act) purchasing for their own accounts and are acquiring this Note for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act and they have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of their investment in this Note, including a complete loss of their investment, or the Holders have been advised by a representative possessing such knowledge and experience.

            (c) The Holders have had the opportunity to ask questions of and receive answers from the Company concerning the terms and condi-tions of this Note and other related matters. The Holders further acknowledge that the Company has made available to the Holders or their representatives all documents and information relating to an investment in this Note requested by or on behalf of the Holders.

         3.6 Payment Date. In any case where the date specified in this Note for the occurrence of any event (including the giving of notice and the making of a payment) is not a business day, then such event shall occur on the next succeeding date that is a business day with the same force and effect as if such event had occurred on the date originally specified, and, if such event is a payment in respect of this Note, no interest, if any, shall accrue for the intervening period.

         3.7 Costs of Collection. The Company shall reimburse the Holders upon their written request for all reasonable expenses incurred by them in connection with the collection of payment of principal of or interest on the Note, following a default with respect thereto.

         3.8 Construction. Wherever possible, each provision of this Note will be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Note is prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Note.

         3.9 Amendments. This Note may not be modified, amended, rescinded, canceled or waived, in whole or in part, except by written instruments signed by the Company and the Holders. Upon any modification, amendment or supplement of or to the terms hereof, the Holders shall surrender this Note to the Company within 10 days of written notice by the Company, and the Company shall immediately thereafter issue a new Note to the Holders as modified, amended or supplemented in accordance with the terms hereof.

         3.10 Governing Law. This Note is made subject to and shall be construed under the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

            IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the day and year first set forth above.

                              Andrews Group Incorporated,
                              a Delaware corporation



                              By:________________________
                                 Name:
                                 Title: